Exhibit 10.2

RTW, INC. AND SUBSIDIARY
Summary of Non-Employee Director Compensation

On March 8, 2005 and March 9, 2005 the Company’s Board of Directors and its Compensation Committee increased the compensation payable to its non-employee directors. Retroactive to January 1, 2005, payable in equal quarterly installments, the Company will pay: (i) each non-employee director an annual fee of $25,000; (ii) the Chairman of the Board an annual fee of $65,000; (iii) the Chairman of the Audit Committee an annual fee of $45,000; and (iv) non-employee Board members who require an extra day of travel to attend meetings an annual fee of $35,000. The Company will pay the Chairman Emeritus an annual fee of $100,000. Other than the Chairman Emeritus, each non-employee director, who is serving a continuing term or who is re-elected at the Annual Meeting of Shareholders will be issued a non-qualified option to purchase 2,500 shares of common stock, expiring in ten years, vesting over three years beginning one year from the date of grant. The options expire one year after the individual ceases to be a director.